UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2012

FTI CONSULTING, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-14875	52-1261113
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 South Flagler Drive, Suite 1500 West Tower, West Palm Beach, Florida		33401
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (561) 515-1900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On December 27, 2012, FTI Consulting, Inc. (“FTI Consulting”) announced that it has completed the redemption of $86,688,000 aggregate principal amount of its 7  3/4% Senior Notes due 2016 (CUSIP No. 302941 AG4) (the “2016 Notes”), that remained outstanding after consummation of FTI Consulting’s previously announced offer to purchase (“Tender Offer”) relating to the 2016 Notes, which expired at 9:00 a.m., New York City time, on December 11, 2012 (the “Expiration Time”). The redemption price was 102.583% of the principal amount plus accrued and unpaid interest. FTI Consulting used the proceeds of its recently completed private offering of 6.0% Senior Notes due 2022, plus cash on hand, to fund the redemption.

As announced on November 28, 2012, FTI Consulting will recognize a pre-tax charge against 2012 fourth-quarter earnings, reflecting the estimated loss on early extinguishment of debt related to the Tender Offer and the subsequent redemption of all 2016 Notes that remained outstanding following the Expiration Time (the “Estimated Charge”). FTI Consulting has updated its Estimated Charge to be approximately $4.5 million, which will reduce fully diluted earnings per share by $0.07, after giving effect to the redemption of all outstanding 2016 Notes.

A copy of the press release announcing the redemption of the 2016 Notes that remained outstanding following the Expiration Time is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release of FTI Consulting, Inc. dated December 27, 2012, announcing the redemption of 2016 Notes that remained outstanding following the expiration of Tender Offer for the 2016 Notes

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FTI CONSULTING, INC.

By:	/S/ ERIC B. MILLER
Name:	Eric B. Miller
Title:	Executive Vice President, General Counsel and Chief Risk Officer

Date: December 27, 2012

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release of FTI Consulting, Inc. dated December 27, 2012, announcing the redemption of 2016 Notes that remained outstanding following the expiration of Tender Offer for the 2016 Notes

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